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                                                               EXHIBIT 10.1.10

                 [AIRONET WIRELESS COMMUNICATIONS LETTERHEAD]



                                                               November 15, 1996



Mr. Harvey A. Ikeman
85 Huntington Park Drive
Thornhill, Ontario
Canada L3T 7C2

Dear Harvey:

I am pleased to offer you the regular full-time exempt position of Vice President, Manufacturing for Aironet Wireless Communications, Inc. at our new plant facility located in Akron, Ohio. The following are terms of the agreement between you and Aironet Wireless Communications, Inc.:

1) Your base salary will be US$5,192.31 biweekly, which equates to $135,000 annualized.

2) You will report to Roger J. Murphy, Jr., President and CEO. Your start date shall be no later than January 31, 1997.

3) You will eligible to earn an annual bonus of up to 15% of your annual base salary as a result of meeting certain performance criteria (to be determined).

4) I understand you will be relocating from the Toronto, Ontario, Canada area to the Akron, Ohio area. Aironet will reimburse your relocation expenses as outlined in the enclosed Relocation Policy Summary. Arrangements to move furnishings must be coordinated with Chuck Prather in Telxon's Corporate Services Department (ext. 2824). Please contact Meg Pais in Telxon's Employee Services department if you have any questions concerning your relocation. Please sign the enclosed Relocation Agreement and return it to the Employee Services Department.

5)      Aironet will provide you the following assistance in relocating to
        Akron:

        a. Aironet will make available to you a bridge loan, not to exceed $75,000, to purchase a new home in the Akron area. The loan shall be repaid upon the sale of your Toronto home. If the proceeds from the sale of the Toronto home are insufficient to repay the entire amount, the remaining balance will be converted into a 3 year note secured by your new Akron home and your Aironet stock options, and 50% of all future bonuses will go to repaying the loan. Interest payments, at an annual rate of prime plus one-percent (1%), will be due quarterly.

        b. Aironet will reimburse you for legal fees involved in relocating you and your family from Canada to the United States.

6) You are eligible to participate in Aironet's (through Telxon's) insurance plans, including medical, dental, accident and life, upon hire. You are also eligible to participate in Aironet's (through Telxon's) profit sharing 401(k) plan upon completion of the eligibility period.

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Mr. Harvey A. Ikeman
November 15, 1996
Page 2



7) You have discussed this position with me and understand the duties and responsibilities associated with it. It is Aironet's intention and expectation that you will fulfill those duties and responsibilities without violating any legal obligations you may have to your former employers.

8) As we discussed, it is a condition of employment with Aironet Wireless Communications, Inc. and Telxon Corporation that you sign the enclosed Employment Agreement and Statement of Corporate Ethics, to be received by the Employee Services Department prior to your start date. We agree that your ownership of up to one percent (1%) of the stock in any publicly traded company which is a supplier to Telxon or any of its subsidiaries shall not constitute a conflict of interest within the meaning of the State of Corporate Ethics. Except as set forth in the preceding sentence, nothing in this letter supersedes or alters any of the provisions named in the Employment Agreement and Statement of Corporate Ethics, including but not limited to, the non-compete and at-will relationship. The Employment Agreement, Statement of Corporate Ethics and this letter constitute the entire terms and conditions of our agreement. You acknowledge that there are no other verbal agreements or promises regarding your employment.


Please use the self-addressed, postage pre-paid envelope enclosed for your convenience in returning the Employment Agreement, Statement of Corporate Ethics and one copy of this offer letter indicating your acceptance and start date. If you should have any questions concerning the Employment Agreement or Statement of Corporate Ethics, please address this to me as soon as possible.

On your first day of employment, please report to the Employee Services Department. Please bring your employment packet with you and Debbie Wuthrich, Compensation/Benefits Coordinator, will assist you in completing the appropriate forms.

Should you have any questions or need additional information, please contact me at (800) 800-8016, ext. 7914.

                                        Very truly yours,

                                        /s/ ROGER J. MURPHY, JR.

                                        Roger J. Murphy, Jr.
                                        President & CEO

Aironet agrees to carryforward prior years of service from Aironet Canada.

RJM/clm
Enclosures

I accept the terms of this agreement and will start on Jan 31, 1997 or
earlier.     1/20/97

Signature /s/ HARVEY A. IKEMAN
          ------------------------
              Harvey A. Ikeman